As filed with the Securities and Exchange Commission on February 7, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VARONIS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	57-1222280
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 Broadway, 28th Floor New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

VARONIS SYSTEMS, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

VARONIS SYSTEMS, INC. 2013 OMNIBUS EQUITY INCENTIVE PLAN
(Full title of the plan)

Yakov Faitelson
Chief Executive Officer and President
Varonis Systems, Inc.
1250 Broadway, 28th Floor
New York, NY 10001
(877) 292-8767
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Colin Diamond, Esq.
Scott Levi, Esq.

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by Varonis Systems, Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) under the Company’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”) and the Company’s 2013 Omnibus Equity 2013 Incentive Plan (the “2013 Incentive Plan”).

The number of shares of Common Stock available for issuance under the 2015 ESPP is subject to an automatic annual increase on the first day of each fiscal year during the term of the plan equal to the lesser of (i) one percent (1%) of the outstanding shares of Common Stock issued and outstanding on each December 31 immediately prior to the date of increase or (ii) such amount necessary to bring the number of shares available for issuance up to two percent (2%) of the number of shares of Common Stock issued and outstanding on each such December 31, but in any event such increase shall be up to additional 1,200,000 shares of Common Stock (as proportionately adjusted pursuant to Section 8(b) of the 2015 ESPP to reflect the Company’s three-for-one stock split effected on March 15, 2021) (the “2015 ESPP Evergreen Provision”). Pursuant to the 2015 ESPP Evergreen Provision, the number of shares of Common Stock available for issuance under the 2015 ESPP was increased by 397,940 shares effective January 1, 2023. This Registration Statement registers the additional shares available for issuance under the 2015 ESPP as a result of the 2015 ESPP Evergreen Provision.

The number of shares of Common Stock available for issuance under the 2013 Incentive Plan is subject to an automatic annual increase on the first day of each fiscal year during the term of the plan equal to the lesser of (i) four percent (4%) of the outstanding shares of Common Stock issued and outstanding on each December 31 immediately prior to the date of increase or (ii) such amount necessary to bring the number of shares available for issuance up to five percent (5%) of the number of shares of Common Stock issued and outstanding on each such December 31 (the “2013 Incentive Plan Evergreen Provision”). Pursuant to the 2013 Incentive Plan Evergreen Provision, the number of shares of Common Stock available for issuance under the 2013 Incentive Plan was increased by 3,361,931 shares effective January 1, 2023. This Registration Statement registers the additional shares available for issuance under the 2013 Incentive Plan as a result of the 2013 Incentive Plan Evergreen Provision.

Pursuant to Instruction E of Form S-8, the contents of the Company’s prior registration statements on Form S-8 registering shares of the Common Stock under the 2015 ESPP (File Nos. 333-205582, 333-209312, 333-215617, 333-222646, 333-229321, 333-235997, 333-252223 and 333-262593) and the 2013 Incentive Plan (File Nos. 333-194657, 333-209312, 333-215617, 333-222646, 333-229321, 333-235997, 333-252223 and 333-262593) are hereby incorporated by reference herein, and the information required by Part II of Form S-8 is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 (“Plan Information” and “Registrant Information and Employee Plan Annual Information”) will be sent or given to employees as specified by the SEC pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 7, 2023; and

(b) the description of the Common Stock contained in the Registration Statement on Form 8-A, dated February 25, 2014, filed with the SEC by the Company to register such securities under the Exchange Act, and any amendment or report filed for the purpose of updating this information (including Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC. Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the Company indicates in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 7, 2023.

VARONIS SYSTEMS, INC.

By:	/s/ Yakov Faitelson
Name:	Yakov Faitelson
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yakov Faitelson and Guy Melamed, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Yakov Faitelson	Chief Executive Officer, President	February 7, 2023
Yakov Faitelson	and Chairman of the Board
(Principal Executive Officer)

/s/ Guy Melamed	Chief Financial Officer and Chief	February 7, 2023
Guy Melamed	Operating Officer (Principal
Financial Officer and Principal
Accounting Officer)

/s/ Carlos Aued	Director	February 7, 2023
Carlos Aued

/s/ Kevin Comolli	Director	February 7, 2023
Kevin Comolli

/s/ John J. Gavin, Jr.	Director	February 7, 2023
John J. Gavin, Jr.

/s/ Gili Iohan	Director	February 7, 2023
Gili Iohan

/s/ Avrohom J. Kess	Director	February 7, 2023
Avrohom J. Kess

/s/ Ohad Korkus	Director	February 7, 2023
Ohad Korkus

/s/ Thomas F. Mendoza	Director	February 7, 2023
Thomas F. Mendoza

/s/ Rachel Prishkolnik	Director	February 7, 2023
Rachel Prishkolnik

/s/ Ofer Segev	Director	February 7, 2023
Ofer Segev

/s/ Fred Van Den Bosch	Director	February 7, 2023
Fred Van Den Bosch

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INDEX OF EXHIBITS

Exhibit No.	Description
4.1(1)	Amended and Restated Certificate of Incorporation

4.2(2)	Amended and Restated Bylaws

5.1	Opinion of White & Case LLP

10.1(3)	Varonis Systems, Inc. 2015 Employee Stock Purchase Plan

10.2(4)	Varonis Systems, Inc. 2013 Omnibus Equity Incentive Plan

23.1	Consent of Kost Forer Gabbay & Kasierer, independent registered public accountants

23.2	Consent of White & Case LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

107	Filing Fee Table

(1)	Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2014 (File No. 001-36324) and incorporated herein by reference.

(2)	Filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2022 (File No. 001-36324) and incorporated herein by reference.

(3)	Filed as Appendix A of the Proxy Statement on Form DEF 14A filed with the SEC on March 26, 2015 and incorporated herein by reference.

(4)	Filed as Exhibit 99.2 to the Registration Statement on Form S-8 filed with the SEC on March 18, 2014 (File No. 333-194657) and incorporated herein by reference.

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